Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry CNPJ/MF No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

EXTRACT OF ITEMS (5) and (8) OF THE MINUTES OF THE 38th MEETING OF THE

BOARD OF DIRECTORS, HELD ON DECEMBER 18, 2013

As secretary of the meeting of the Board of Directors, I hereby CERTIFY that the items (5) and (8) of the Agenda of the Minutes of the 38th Meeting of the Board of Directors of Oi S.A., held on December 18, 2013, at 10 a.m., at Praia de Botafogo, No. 300, 11th floor, room 1101, Botafogo, in the city and state of Rio de Janeiro read as follows:

“With respect to item (5) of the Agenda, Mr. Bayard De Paoli Gontijo presented a proposal to establish the following consortia: (5.1) SESGE: ratification of the constitution of the Consortium SESGE MJ PE 8/2013, formed by the Company, Telemar Norte Leste S.A. (“Telemar”), TNL PCS S.A. (“TNL PCS”) and Telefônica Brasil S.A. (“Telefônica Brasil”), to reflect the following final participation percentages: Telemar with 33.12%, TNL PCS with 18.15%, the Company with 37.38% and Telefônica Brasil with 11.35%; (5.2.) GESAC MINICOM: referring to the contracting, by the E-Government Citizen Service Center (Governo Eletrônico de Serviço de Atendimento ao Cidadão), of continuing bidirectional data transmission system services, nationwide, according to the technical conditions and specifications contained in this Notice and its Attachments – VIP and IP VPN land totaling 25,259 terrestrial points. The estimated contract amount is R$686,000,000.00 (six hundred eighty-six million reais), for a period of 60 (sixty) months and the Consortium will consist of the Company, with 18% (eighteen percent) participation, Telemar Norte Leste S.A., with 28% (twenty-eight percent) participation, Embratel, with 49% (forty-nine percent) participation, and Telefonica Brasil S.A., with 5% (five percent) participation; and (5.3) PAE Network: ratification of the constitution of PAE NETWORK CONSORTIUM – BANCO DO BRASIL, for the procurement by the Banco do Brasil of data communication services, through an IP network (Internet Protocol), enabling long distance communication between the PEP (Electronic Points of Presence) of BANCO DO BRASIL and central data processing points of BANCO DO BRASIL, in Brasília (DF). The estimated contract amount is R$120,262,966.80 (one hundred and twenty million, two hundred and sixty-two thousand nine hundred sixty-six reais and eighty cents) for a period of 60 (sixty) months and the Consortium will consist of Embratel, with 42.5% participation, the Company, with 20.5% participation; TNL PCS, with 17% participation, Oi Móvel S.A., with 5% participation, and Telefônica, with 15% participation. The members of the Board unanimously approved the proposal.”

“Finally, turning to item (8) of the Agenda, with respect to sub-item (i), Mr. Bayard De Paoli Gontijo presented a proposal to ratify the Company’s endorsement of the Memorandum of Understanding (“MOU”), dated October 1, 2013, among Portugal Telecom, SGPS S.A. (“Portugal Telecom”), AG Telecom Participações S.A. (“AG”), LF Tel. S.A. (“LF”), PASA Participações S.A. (“PASA”), EDSP75 Participações S.A. (“EDSP75”), Bratel Brasil S.A. (“Bratel Brasil”), Avistar, SGPS, S.A. (“BES”) and Nivalis Holding B.V. (“Ongoing”), which established the principles that will govern the transaction that aims to unify the activities and businesses developed by the Company and Portugal Telecom in Brazil, Portugal and Africa (the “Transaction”) to be held by a single company, Telemar Participações S.A. (“TelPart”) or another company incorporated toward this end (in any event, “CorpCo”). The structure of the Transaction is outlined per the Technical Note previously distributed to the members of the Board of Directors, who approved the proposal by a majority. The dissenting vote of the Board Member Antonio Cardoso dos Santos was registered according to the terms of the manifestation of vote attached to these minutes. It is further registered that the final terms and conditions of each stage of the Transaction will be duly submitted to this Board. The ratification of the Company’s endorsement of the MOU is limited to the principal that will govern the Transaction. With respect to sub-item (ii), the members of the Board of Directors delegated powers to the Executive Board of the Company to conclude the negotiations and take all preparatory measures necessary to execute the Transaction.”

A majority of the members of the Board of Directors were present and affixed their signatures as follows: (/s/) José Mauro M. Carneiro da Cunha; Antonio Cardoso dos Santos; Armando Galhardo N. Guerra Junior; Sergio Franklin Quintella, Rafael Cardoso Cordeiro; Renato Torres de Faria; Cristiano Yazbek Pereira; Fernando Magalhães Portella, José Valdir Ribeiro dos Reis; Shakhaf Wine; Alexandre Jereissati Legey; Fernando Marques dos Santos; Carlos Augusto Borges; Marcelo Almeida de Souza (Alternate).

Rio de Janeiro, December 18, 2013.

José Augusto da Gama Figueira

Secretary

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